Exhibit 99.1

Special Committee of Startek Updates Stockholders on

Status of Preliminary Non-Binding Proposal by CSP

DENVER, Colo.--(BUSINESS WIRE)—June 21, 2022—The Special Committee of the Board of Directors of Startek, Inc. (NYSE: SRT) announced today that it has received information from Capital Square Partners and its affiliates (CSP) relevant to the ongoing efforts of the Special Committee to evaluate whether the preliminary, nonbinding proposal by CSP is actionable. CSP beneficially owns approximately 56% of the outstanding common stock of Startek and first announced, in a filing with the Securities and Exchange Commission on Schedule 13D on December 20, 2021 (the CSP Schedule 13D), its proposal to acquire all of the shares of Startek that it does not already own.

In response to ongoing requests from the Special Committee, CSP has notified the Special Committee that it has an aggregate of US$20 million of available cash and/or unfunded capital commitments, all of which is available to be applied as equity financing of its proposed transaction. In addition, CSP has informed the Special Committee that CSP believes that the proposed transaction and all related costs and expenses will be funded by such US$20 million of equity financing, with the balance to be funded by debt financing. CSP has further informed the Special Committee that the prospective sources of its debt financing have preliminarily indicated that, in approximately five to seven weeks’ time and subject to market conditions, they will know whether they are in a position to commit to providing such necessary debt financing. Each of these notifications to the Special Committee have been confirmed by CSP in a public filing in an amendment to the CSP Schedule 13D.

The Special Committee, together with its advisors, is poised to engage substantively and without delay in response to CSP’s proposal if and when the Special Committee receives reliable indications that the sources of the requisite financing will commit to provide the financing subject to customary limitations on disbursement conditionality and if, at such time, the Special Committee has received updated internal forecasts and information relevant to conducting a financial analysis of Startek and CSP’s proposal.

At this time, no determinations have been made by the Special Committee about the fairness or adequacy of the price per share specified in CSP’s preliminary, non-binding proposal or any of the other terms and conditions for the proposed transaction.

There can be no assurance that CSP’s financing sources will commit to provide or will eventually disburse the requisite financing, that any definitive offer will be made or accepted, that any agreement will be executed, or that any transaction will be consummated.

CSP has indicated to the Special Committee that CSP is not at this time interested in exploring any transaction where CSP would be a seller of its interest in Startek.

Foros is serving as financial advisor to the Special Committee and Freshfields is serving as legal counsel.

Startek and the Special Committee do not intend to comment further about this proposal or any other potential transaction, unless and until a specific transaction is approved by the Special Committee.

About Startek

Startek is a global provider of tech-enabled customer experience (CX) management solutions, digital transformation, and technology services to leading brands. Startek is committed to impacting clients’ business outcomes by enhancing customer experience and digital and AI enablement across all touch points and channels. Startek has more than 43,000 CX experts spread across 38 delivery campuses in 13 countries. The company services over 190 clients across a range of industries, including banking and financial services, insurance, technology, telecom, healthcare, travel and hospitality, e-commerce, consumer goods, retail and energy and utilities. To learn more, visit www.startek.com.

Forward-Looking Statements

The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. As described below, such statements are subject to a number of risks and uncertainties that could cause Startek's actual results to differ materially from those expressed or implied by any such forward-looking statements. Readers are encouraged to review risk factors and all other disclosures appearing in the Company's Form 10-K for the fiscal year ended December 31, 2021, as filed with the Securities and Exchange Commission (SEC) on March 14, 2022, as well as other filings with the SEC, for further information on risks and uncertainties that could affect Startek's business, financial condition and results of operation. Copies of these filings are available from the SEC, the Company’s website or the Company’s investor relations department. Startek assumes no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date herein.